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Exhibit (a)(5)(G)

Magna Entertainment Corp. Special Committee of Independent Directors

July 15, 2004

MI Developments Inc.
337 Magna Drive
Aurora, ON L4G 7K1

Attention: Mr. Brian V. Tobin, Chief Executive Officer

Dear Sir:

        Further to your letter dated July 12, 2004, we are writing to advise you that the special committee of independent directors (the "Special Committee") of the Board of Directors of Magna Entertainment Corp. ("MEC") has, with the commitment of MI Developments Inc. ("MID") to pay fees and expenses, engaged RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, to advise the Special Committee in the performance of its tasks and prepare the formal valuations required under applicable Canadian securities laws. The decision to select RBC was based upon a number of considerations, primarily RBC's qualifications and independence.

        Our present intention is for RBC to prepare a valuation of the Class A subordinate voting stock of MEC and the Class A subordinate voting shares of MID. In this regard, we hereby request MID's confirmation that it will: (i) make available to RBC on a timely basis all information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind respecting MID and its subsidiaries as RBC may reasonably require or consider appropriate in carrying out its services, (ii) deliver to RBC a certificate of representation substantially in the form attached as Schedule A dated the date of the valuation and signed by the Chief Executive Officer and the Vice-President, Finance, and Chief Financial Officer of MID (or other appropriate senior officers acceptable to RBC), and (iii) provide RBC with timely access to the directors, officers, employees, independent auditors, consultants and financial, legal and other professional advisors of MID and its subsidiaries as RBC may reasonably require or consider appropriate in performing its services. With respect to (i) above, RBC will forward to MID a preliminary information request list. Can you also please confirm the identity of the individual who should be contacted by RBC with a view to obtaining the information they will require in order to complete their work.

        In accordance with the requirements of Ontario Securities Commission Rule 61-501, the Special Committee will supervise the preparation of the valuations. The fee payable by MID to RBC will be US$475,000, payable as follows: (i) US$150,000 payable immediately; and (ii) US$325,000 payable upon the delivery of any of the valuations or a fairness opinion or, if the Special Committee determines not to request the valuations or a fairness opinion in writing, upon the provision of RBC's final assessment as to the value of the Class A shares and/or the fairness, from a financial point of view, of the consideration under the transaction to the holders of the Class A Shares other than MID and its affiliates, plus reimbursement of expenses and other customary charges including a work fee if material changes in the business of MEC or MID or a restructuring of the transaction (as a result of the addition of a new security as part of the consideration under the transaction) require material revaluation work and customary per diem payments and expense reimbursement if RBC personnel must attend or participate in judicial or other proceedings to which it is not a party. We finally wish to note that in light of the Special Committee's responsibility to act in the interests of the holders of Class A Subordinate Voting Stock of MEC (other than MID and its affiliates) on an arm's length basis, we cannot commit to share the information made available to RBC with you and your professional advisors.

        Please direct all future correspondence to the undersigned at 182 St. Leonard's Avenue, Toronto, Ontario, M4N 1K7, Tel: (416) 487-4686, Fax: (416) 487-8798, with copies to Philip A. Gelston at Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, 10019-7475, Tel: (212) 474-1548, Fax: (212) 474-3700 and William J. Braithwaite at Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L IB9, Tel: (416) 869-5654, Fax: (416) 947-0866.

Yours truly, /s/ WILLIAM J. MENEAR William J. Menear Chairman of the Special Committee of Independent Directors

SCHEDULE A
REPRESENTATION LETTER

RBC Dominion Securities Inc.
200 Bay Street, Royal Bank Plaza
South Tower, 4th Floor, P.O. Box 50
Toronto, Ontario
M5J 2W7

Dear Sirs:

        The undersigned, in our capacities as officers of MI Developments Inc. (the "Company") and on behalf of the Company and not in our personal capacities, represent and certify that:

1.
We are the Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, respectively, of the Company and as such have knowledge of the matters contained herein.

2.
With the exception of forecasts, projections and estimates referred to in paragraph 8 below, all information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind respecting MID and its subsidiaries (as such term is defined in the Securities Act (Ontario)) or the proposed transaction (collectively, the "Information") as RBC Dominion Securities Inc. ("RBC") (a member company of RBC Capital Markets) may reasonably require or consider appropriate in carrying out its services provided orally by an officer of the Company or in writing and prepared by or on behalf of the Company in respect of the Company or any of its subsidiaries to RBC for the purpose of performing its services including the preparation of a formal valuation of the Class A Subordinate Voting Shares of MID, any other non-cash consideration offered by MID or any fairness opinion rendered in connection with the proposed transaction (collectively, the "Opinions") is, or in the case of historical Information was, on the date of the statement or at the date of preparation, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company and its subsidiaries taken as a whole and did not and does not omit to state a material fact in respect of the Company and its subsidiaries taken as a whole necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made.

3.
Since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company and its subsidiaries taken as a whole and, to the extent that any of the Information referred to in Paragraph 2 is historical, no material change has occurred in such Information since the respective dates thereof which would have or which would reasonably be expected to have a material effect on the Opinions.

4.
To the best of our knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to the Company or any of its material subsidiaries or any of their respective material assets which have been prepared as of a date within the two years preceding the date hereof and which have not been provided to RBC.

5.
Except as disclosed to RBC, since the dates on which the Information was provided to RBC, no material transaction has been entered into by the Company or any of its subsidiaries.

6.
We have no knowledge of any facts not contained in or referred to in the Information provided to RBC by or on behalf of the Company which would reasonably be expected to materially affect the Opinions, including the assumptions used, the scope of the review undertaken or the conclusions reached.

7.
Other than as disclosed in the Information, to the best of our knowledge, information and belief after reasonable inquiry, the Company does not have any material contingent liabilities and there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting the Company or any of its subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would reasonably be expected to materially adversely affect the Company and its subsidiaries taken as a whole.

8.
Other than as disclosed in the Information, all financial material, documentation and other data concerning the proposed transaction, the Company and its subsidiaries, including any projections or forecasts or estimates, prepared by or on behalf of the Company and provided to RBC, were prepared on a basis consistent in all material respects with the accounting policies applied in the audited consolidated financial statements of the Company dated as at December 31, 2003. Any such projections, forecasts or estimates reflect the assumptions disclosed therein (which assumptions management of the Company believes to be reasonable).

9.
To the best of our knowledge, information and belief after due inquiry, no verbal or written offers for all or a material part of the properties and assets owned by, or the securities of, the Company and its subsidiaries taken as a whole have been received and no negotiations have occurred relating to any such offer within the two years preceding the date hereof which have not been disclosed to RBC.

10.
There are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the proposed transaction, except as have been disclosed to RBC.

11.
Unless otherwise defined herein, terms which are used in this letter which are defined in any applicable law or regulation, including the Securities Exchange Act of 1934 or the Securities Act (Ontario), shall when used in connection with such law or regulation, have the meaning set forth therein for purposes of this letter.

        Dated this    •    day of    •    ,2004

Chief Executive Officer

Vice-President, Finance
and Chief Financial Officer

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  Exhibit (a)(5)(G)